Exhibit 10.63
February 6, 2009
Mr. Steve Beeks
Santa Monica, California 90402

Re:	Amendment of Employment Agreement
Dear Mr. Beeks,
          Reference is hereby made to that certain employment agreement dated March 28, 2007 (the “Agreement”), as amended on December 15, 2008 by and between Lions Gate Films Inc. (the “Company”) and Steve Beeks (“Employee”), with respect to Employee’s employment by the Company. The purpose of this letter agreement is to amend certain provisions of the Agreement as follows:
•	The first sentence of Section 1(a) of the Agreement is hereby amended and restated, effective immediately, to read in its entirety, as follows:
          “(a) The term of this agreement (this “Agreement”) will begin April 1, 2007 (the “Effective Date”) and end April 1, 2012, subject to early termination as provided in this Agreement (the “Term”).”
•	Section 5 of the Agreement is hereby amended and restated, effective immediately, to include the following Section 5(g):
          “(g) Share Appreciation Rights. Employee shall be entitled to an award of share appreciation rights as set forth in a separate agreement between Employee and the Company (the “Award Agreement”). The Award Agreement is attached hereto as Exhibit A.”
          Except as specifically amended hereby, the Agreement shall remain in full force and effect without modification. This letter constitutes the entire agreement among the parties with respect to modification of the Agreement and any other matters related thereto, and supersedes all prior negotiations and understandings of the parties in connection therewith.

AGREED AND ACCEPTED:

/s/ Steve Beeks
Steve Beeks

Lions Gate Films Inc.

/s/ Wayne Levin
By: Wayne Levin
Title: Executive Vice-President and General Counsel